Exhibit 99.1

For Immediate Release

CardioVascular BioTherapeutics, Inc. Completes Note Conversions

Henderson, NV, April 19, 2005 - CardioVascular BioTherapeutics, Inc. (OTCBB:CVBT), announced today it has concluded the conversion of $14,872,200 of convertible notes into 5,782,550 shares of common stock.

Daniel C. Montano, CEO of the company, stated, “Our Company’s balance sheet has been strengthened thanks to the note holders who converted their notes into common stock.”

“CVBT” is the company’s ticker symbol. The stock is trading on the Over-the-Counter Bulletin Board (www.otcbb.com).

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CardioVascular BioTherapeutics, Inc. (OTCBB:CVBT) is a biopharmaceutical company focused on developing a new drug for the treatment of cardiovascular diseases where the growth of new blood vessels can improve the outcome for patients with these diseases. Its drug candidate, Cardio Vascu-GrowTM, is designed to facilitate the growth of new blood vessels in the heart and other tissues with an impaired vascular system.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, statements regarding our future revenues, cash usage and our cash flow breakeven point are forward looking statement. Factors that might affect actual outcomes include, but are not limited to FDA approval of Cardio Vascu-Grow™, market acceptance of CardioVascular BioTherapeutics, Inc. products by our customers, future revenues, future expenses, future margins, cash usage, and financial performance. For a more detailed discussion of these and associated risks, see the Company’s most recent documents filed with the Securities and Exchange Commission.

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Cardio Vascu-GrowTM is a trademark of CardioVascular BioTherapeutics, Inc.

CardioVascular BioTherapeutics, Inc.

702-248-1174, Ext. 222

pr@cvbt.com

or

Investor Awareness, Inc.

Tony Schor (Investor Relations), 847-971-0922

www.investorawareness.com